                                                                   EXHIBIT 10.29







                          SECURITIES PURCHASE AGREEMENT

                                  BY AND AMONG

                              WCA WASTE CORPORATION

                               TRANSIT WASTE, LLC

                          WCA MANAGEMENT COMPANY, L.P.

                        WASTE CORPORATION OF AMERICA, LLC

                                FEBRUARY 10, 2006

                          SECURITIES PURCHASE AGREEMENT

                This SECURITIES PURCHASE AGREEMENT (this "Agreement"), dated as of February 10, 2006, by and among WCA Waste Corporation, a Delaware corporation ("Buyer"), WCA Management Company, L.P., a Delaware limited partnership and an indirect wholly owned subsidiary of Buyer ("WCA Management"), Waste Corporation of America, LLC, a Delaware limited liability company ("Seller"), and Transit Waste, LLC, a New Mexico limited liability company and wholly owned subsidiary of the Seller (the "Company").

                              W I T N E S S E T H:

                WHEREAS, Seller desires that Buyer acquire all of the issued and outstanding membership interests of the Company, free and clear of all Liens;

                WHEREAS, Buyer desires to acquire such membership interests of the Company;

                WHEREAS, concurrent with the execution of this Agreement, the Seller and the Buyer agree to amend the Reorganization Agreement, dated as of May 10, 2004, by and among Seller (formerly known as Waste Corporation of America, Inc.), Buyer, WCA Holdings Corporation and WCA Merger Corporation (the "Reorganization Agreement"), to reduce the scope of the noncompetition agreement contained therein;

                WHEREAS, the Seller and WCA Management agree to amend the Administrative Services Agreement dated May 20, 2004, by and among the Buyer, the Seller, WCA Management, Waste Corporation of Central Florida, Inc., the Company and Waste Corporation of Florida, Inc. (the "Administrative Services Agreement") to reduce the amount of the monthly fee payable pursuant to Section
5.1 thereof;

                NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                                  THE PURCHASE

         Section 1.1 Closing. The closing of the transactions contemplated hereby (the "Closing") shall take place at 10:00 a.m. (local time) on February 10, 2006, at the offices of the Buyer at One Riverway, Suite 1400, Houston, Texas 77056, unless another time, date or place is agreed to in writing by the parties hereto. The date on which the Closing occurs is referred to herein as the "Closing Date".

         Section 1.2 Purchase of Interests. Subject to the satisfaction of the conditions contained herein, at the Closing, the Buyer shall purchase and the Seller shall sell (the "Purchase") all of the issued and outstanding membership interests of the Company, however designated (collectively, the "Interests") for $5,500,000, consisting of the Cash Purchase Price (as defined below) and the Outstanding Debt (as defined below) assumed by operation of law.

The "Cash Purchase Price" shall consist of an amount of cash equal to the difference between $5,500,000 and the amount of Outstanding Debt. The Cash Purchase Price shall be payable to the Seller at the Closing in the manner provided in Section 5.3. The amount of the Company's debt outstanding for purposes of determining the Cash Purchase Price (the "Outstanding Debt") shall be determined effective as of February 1, 2006 in accordance with Schedule A attached hereto and incorporated herein.

         Section 1.3 Additional Agreements. Subject to the terms and conditions of this Agreement, each of the parties hereto will use its best efforts to do, or cause to be taken all action and to do, or cause to be done, all things necessary, proper, or advisable to consummate and make effective the transactions contemplated by this Agreement. If at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement, the parties to this Agreement and their duly authorized representatives shall take all such action at the Company's sole cost and expense.

                                   ARTICLE II

            REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLER

                The Company and the Seller represent and warrant to Buyer as follows:

         Section 2.1 Organization and Qualification; Subsidiaries.

         (a) Each of the Company and the Seller is duly organized, validly existing and in good standing under the laws of its incorporation or organization, as applicable. Each of the Company and the Seller has the requisite power and authority necessary to own, lease and operate its properties and to carry on its businesses as presently conducted.

         (b) The Seller owns all of the outstanding Interests, free and clean of all Liens. Other than the outstanding Interests, the Company has no equity securities, or instruments entitling the owner thereof to purchase equity securities, outstanding.

         Section 2.2 Authority. The Seller has all necessary power and authority to enter into, deliver and perform its obligations pursuant to this Agreement and to consummate the transactions contemplated hereby. The Company has all necessary power and authority to enter into, deliver and perform its obligations pursuant to this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and the Seller and no other corporate proceeding on the part of the Company or the Seller is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and the Seller and constitutes a valid and binding obligation of the Company and the Seller, enforceable against each in accordance with its terms, except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors' rights generally, and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).

         Section 2.3 Intercompany Receivables/Payables. Immediately prior to the Closing Date, (x) the Company will not owe any amounts to the Seller and (y) the Seller will not owe any amounts to the Company. Between the execution of this Agreement and the Closing Date, the Seller and the Company will take all such action is necessary to ensure that this representation and warranty is true and correct as of the Closing Date.

                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF BUYER

                Buyer represents and warrants to the Company and the Seller:

         Section 3.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to carry on its businesses as now being conducted, except where the failure to have such power or authority would not be reasonably expected to prevent or materially delay the consummation of the Closing.

         Section 3.2 Authority. Buyer has all necessary power and authority to enter into, deliver and perform its obligations pursuant to this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer and no other corporate proceeding on the part of Buyer is necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than the consent of the independent directors of the Buyer). This Agreement has been duly and validly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors' rights generally, and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).

         Section 3.3 Public Filings. The Buyer has made all filings with the Securities and Exchange Commission required by the Securities Exchange Act of 1934, and such filings, did not contain any material misstatement or omission of a material fact.



                                   ARTICLE IV

                                    COVENANTS

         Section 4.1 Conduct of Businesses Prior to the Closing Date. Except as expressly provided in this Agreement, during the period from the date of this Agreement until the Closing Date or the earlier termination of this Agreement, the Company shall conduct its business and operations in the ordinary course of business consistent with past custom and practice, including with respect to quantity and frequency ("Ordinary Course of Business"), and the Company shall use its reasonable best efforts to preserve substantially intact its business organization, to keep available the services of its present officers and key employees and to preserve the present commercial relationships with key Persons with whom it does business. Without limiting the generality of the foregoing, and except as expressly permitted by any other provision of this Agreement, between the date of this Agreement and the Closing Date or the earlier termination of this Agreement, the Company shall not (unless in each case as required by applicable laws, rules, orders, judgments, decrees, ordinances or regulations applicable to the Company) directly or indirectly, take or agree to take any of the following actions without the prior written consent of Buyer:

         (a) authorize or effect any change in its articles of organization or operating agreement;

         (b) grant any options, warrants, or other rights to purchase or obtain any of its Interests or issue, sell, or otherwise dispose of any of its Interests;

         (c) declare, set aside or pay any dividend or distribution with respect to the Interests, or redeem, repurchase, or otherwise acquire any Interests;

         (d) issue any note, bond, or other debt security or create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligation outside the Ordinary Course of Business;

         (e) impose any Lien upon any of its assets outside the Ordinary Course of Business or secure indebtedness or obligations not otherwise secured as of the date hereof;

         (f) make any capital investment in, make any loan to, or acquire the securities or assets of any other Person;

         (g) except as may be required by contractual commitments or corporate policies with respect to severance or termination pay in existence on the date of this Agreement: (i) increase the compensation or benefits payable or to become payable to its managers, officers or employees (except for increases in accordance with past practices in salaries or wages of employees (but not executive officers) of the Company which are not across-the-board increases);
(ii) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any manager, officer or other employee of the Company, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any manager, officer or employee of the Company, except to the extent required by applicable laws, rules, orders, judgments, decrees, ordinances or regulations or the terms of a collective bargaining agreement in existence on the date of this Agreement; or (iii) take any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company benefit plan;

         (h) (i) prepay any indebtedness for borrowed money, (ii) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the Ordinary Course of Business and in accordance with their terms, (iii) accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the Ordinary Course of Business, or (iv) delay or accelerate payment of any account payable in advance of its due date or the date such liability would have been paid in the Ordinary Course of Business;

         (i) waive, release, assign, settle or compromise any claims, or any litigation or arbitration;

         (j) make any change in accounting policies or procedures, except as required by GAAP or by a Governmental Entity;

         (k) make or change any election in respect of Taxes, adopt or change any material accounting method in respect of Taxes, enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement, settle or compromise any claim, notice, audit report or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

         (l) modify, amend or terminate, or waive, release or assign any rights or claims with respect to any confidentiality or standstill agreement to which the Company is a party;

         (m) write up, write down or write off the book value of any assets, individually, except for depreciation and amortization and impairment charges in accordance with GAAP consistently applied;

         (n) take any action that is intended or would reasonably be expected to result in any of the conditions set forth in Section 5.1 or Section 5.2 not being satisfied;

         (o) make or authorize any capital expenditure outside of the Ordinary Course of Business;

         (p) hire full time or temporary employees outside of the Ordinary Course of Business;

         (q) terminate, cancel or agree to any material change in any material contract other than in the Ordinary Course of Business; or

         (r) commit to do any of the foregoing.

         Section 4.2 Reasonable Best Efforts. Subject to the terms and conditions herein, each of Buyer, Seller and the Company shall use its respective reasonable best efforts to take, or to cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable, and to cooperate with the other parties hereto, to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, the Purchase, as soon as practicable (including satisfaction, but not waiver, of the conditions to the obligations of the parties hereto to consummate the Purchase set forth in Article V). Each party hereto shall give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of Governmental Entities or other Persons required for the consummation of the transactions contemplated by this Agreement.

         Section 4.3 Notification of Certain Matters. Each party hereto shall give prompt notice to the other party hereto if any of the following occur after the date of this Agreement: (a) receipt of any notice or other communication in writing from any Person alleging that the consent or approval of such third party is or may be required in connection with the transactions contemplated by this Agreement; (b) receipt of any notice or other communication from any Governmental Entity or any securities market or securities regulator in connection with the transactions contemplated by this Agreement; or (c) the occurrence of an event which would or would be reasonably likely in the future to (i) prevent or delay the consummation of the Purchase or (ii) cause any condition to the obligations of any party hereto to consummate the Purchase to be unsatisfied.

         Section 4.4 Access to Information. From the date hereof until the Closing Date or the earlier termination of this Agreement, upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company shall afford to the officers, employees, accountants, counsel and other representatives of Buyer, during normal business hours in a manner so as not to have interfered with the normal business operations of the Company, reasonable access to all its properties, books, contracts, commitments and records, and to its officers, employees, accountants, counsel and other representatives.

         Section 4.5 Publicity. None of the Company, Buyer or Seller shall issue or cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby without the prior consultation of the other parties hereto, except as may be required by law or by any listing agreement with a national securities exchange as determined in the good faith judgment of the party hereto wanting to make such release. The Company shall file a Current Report on Form 8-K with the SEC attaching this Agreement as an exhibit thereto promptly following the execution hereof.

         Section 4.6 Modification of Non-Compete. Effective upon the execution of this Agreement, the Seller and the Buyer hereby agree that Section 3.1 of the Reorganization Agreement is hereby amended to delete the references to Colorado and New Mexico in such Section 3.1.

         Section 4.7 Administrative Services Agreement. WCA Management and the Seller hereby agree that the Administrative Services Agreement is hereby amended to reduce the Monthly Fee payable by the Seller pursuant to Section 5.1 thereunder by $10,000 per month, effective as of March 1, 2006.

                                   ARTICLE V

                            CONDITIONS TO THE CLOSING

         Section 5.1 Conditions to Each Party's Obligation To Effect the Purchase. The respective obligation of each party hereto to effect the Purchase shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

         (a) Statutes and Injunctions. No statute, rule, regulation, judgment, order or injunction shall have been promulgated, entered, enforced, enacted or issued or be applicable to the Purchase by any Governmental Entity which prohibits, restrains, or makes illegal the consummation of the Purchase.

         (b) Governmental Consents. All governmental consents, orders, approvals and waiting periods required for the consummation of the Purchase and the other transactions contemplated hereby shall have been obtained and shall be in effect, or, with respect to waiting periods, shall have expired or been terminated, at the Closing Date.

         Section 5.2 Conditions to Obligations of Buyer to Effect the Purchase. The obligations of Buyer to effect the Purchase are subject to the satisfaction on or prior to the Closing Date of the following conditions (which may be waived in whole or in part by Buyer):

         (a) Representations and Warranties. The representations and warranties of the Company and the Seller set forth in this Agreement shall be true and correct as of the Closing Date.

         (b) Performance. The Company and the Seller shall have performed and complied with its covenants and agreements hereunder in all material respects through the Closing.

         (c) Approval. The independent directors of the Buyer's audit committee shall have approved this Agreement and the Purchase.

         (d) Fairness Opinion. The independent directors of the Buyer's audit committee shall have received a fairness opinion regarding the Purchase acceptable to such independent directors in their sole discretion.

         Section 5.3 Conditions to Obligations of the Company to Effect the Purchase. The obligation of the Company and Seller to effect the Purchase is subject to the satisfaction on or prior to the Closing Date of the following conditions (which may be waived in whole or in part by the Company and Seller):

         (a) Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct as of the Closing Date.

         (b) Performance. Buyer shall have each performed and complied with its covenants and agreements hereunder in all material respects through the Closing.

         (c) Approval. The Company's sole member shall have approved this Agreement.

         (d) Purchase Price. The Seller shall have received the Cash Purchase Price owed to it hereunder against delivery of its certificates representing Interests along with appropriate stock powers executed in blank.

         Section 5.4 Frustration of Closing Conditions. None of Buyer, Seller or the Company may rely on the failure of any condition to its obligation to consummate the Purchase set forth in Section 5.1, 5.2 or 5.3, as the case may be, to be satisfied if such failure was caused by such party's failure to use its reasonable efforts to consummate the Purchase and the other transactions contemplated by this Agreement.

                                   ARTICLE VI

                                   TERMINATION

         Section 6.1 Termination. Notwithstanding anything herein to the contrary, this Agreement may be terminated and abandoned at any time prior to the Closing Date:

         (a) by the mutual written consent of the Seller and Buyer; or

         (b) by either of the Seller or Buyer:

                  (i) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; or

                  (ii) if the Closing Date shall not have occurred on or before February 17, 2006 (the "Outside Date"); provided, however, that, a party hereto may not terminate the Agreement pursuant to this Section 6.1(b)(ii) if its failure to perform any of its obligations under this Agreement results in the failure of the Closing Date to occur by such time; or

         (c) by the Seller:

                  (i) if (A) the representations and warranties of the Buyer set forth in this Agreement shall not be true and correct such that the condition set forth in Section 5.3(a) would not be satisfied as of the Closing Date, and (B) the inaccuracy has continued without cure for a period of twenty (20) calendar days after the Seller has delivered written notice of the inaccuracy to Buyer; or

                  (ii) if (A) Buyer shall have breached or failed to perform or comply with any covenant or agreement set forth in this Agreement such that the condition set forth in Section 5.3(b) would not be satisfied, and (B) the breach or failure has continued without cure for a period of twenty (20) calendar days after the Seller has delivered written notice of the breach or breaches to Buyer;

         (d) by Buyer:

                  (i) if (A) the representations and warranties of the Company or Seller set forth in this Agreement shall not be true and correct such that the condition set forth in Section 5.2(a) would not be satisfied as of the Closing Date, and (B) the inaccuracy has continued without cure for a period of twenty (20) calendar days after Buyer has delivered written notice of the inaccuracy to the Seller; or

                  (ii) if (A) the Company or Seller shall have breached or failed to perform or comply with any covenant or agreement set forth in this Agreement such that the condition set forth in Section 5.2(b) would not be satisfied, and (B) the breach or failure has continued without cure for a period of twenty (20) calendar days after Buyer has delivered written notice of the breach or breaches to the Seller.

         Section 6.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall forthwith be given to the other party or parties hereto specifying the provision hereof pursuant to which such termination is made, and this Agreement (other than Sections 4.6, 6.1, 7.2 and this Section 6.2) shall forthwith become null and void, and there shall be no liability on the part of Buyer or the Seller, except as provided in this Section 6.2; provided, however, that nothing in this
Section 6.2 shall relieve any party hereto from liability for any breach (occurring prior to any such termination) of any of the representations, warranties, covenants or agreements set forth in this Agreement.

                                  ARTICLE VII

                                  MISCELLANEOUS

         Section 7.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any Schedule, instrument or other document delivered pursuant to this Agreement shall survive the Closing Date. This Section 7.1 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Closing Date.

         Section 7.2 Fees and Expenses. All fees and expenses incurred by or on behalf of either party hereto in connection with this Agreement and the transactions contemplated by this Agreement, including, without limitation, the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party hereto incurring such fees and expenses.

         Section 7.3 Amendment. This Agreement may be amended, modified or supplemented only by a written agreement of the parties hereto executed and delivered by duly authorized officers of each of the parties hereto.

         Section 7.4 Extension; Waiver. At any time prior to the Closing Date, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

         Section 7.5 Definitions. For purposes of this Agreement:

         "Business Day" shall mean any day on which commercial banks are open for business in Houston, Texas other than a Saturday, Sunday or a day observed as a commercial bank holiday in Houston, Texas under the laws of the State of Texas or the federal laws of the United States of America.

         "Governmental Entity" shall mean any court, tribunal arbitrator or mediator or any administrative, governmental or regulatory body, agency or authority.

         "Lien" means any mortgage, pledge, security interest, right of first refusal, option, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

         "Person" means any individual, corporation, limited liability company, partnership, association, trust or unincorporated organization or any other entity, organization or group, including, without limitation, any Governmental Entity.

         Section 7.6 Assignment. This Agreement shall not be assigned by any party hereto without the prior written consent of the other parties.

         Section 7.7 Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. No party has made, and no party is relying upon, any representation or warranty, express or implied, other than those specifically set forth in this Agreement or in the documents and certificates delivered pursuant to this Agreement.

         Section 7.8 Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

         Section 7.9 Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. This Agreement or any counterpart may be executed and delivered by facsimile copies, each of which shall be deemed an original.

         Section 7.10 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, facsimile or telex, or by registered or certified mail (postage prepaid, return receipt requested) or by an overnight courier service to the other party at the following addresses (or at such other address for a party as shall be specified by like notice):


              (a) if to Buyer, to:

                          WCA Waste Corporation
                          One Riverway, Suite 1400
                          Houston, Texas 77056
                          Attn: Jerome M. Kruszka, President


  with a copy to:         Boyer & Ketchand
                          9 Greenway Plaza, Suite 3100
                          Houston, Texas 77046
                          Attn: John W. Menke

              (b) if to the Company or Seller, to:

                          Waste Corporation of America, LLC
                          One Riverway, Suite 1400
                          Houston, Texas 77056
                          Attn: William P. Esping

              with a copy (which shall not constitute notice to the Company) to:

                          Hallett & Perrin, P.C.
                          2001 Bryan Street
                          Suite 3900
                          Dallas, Texas  75201
                          Attn:   Scot W. O'Brien

         Section 7.11 Parties in Interest; No Third Party Beneficiaries; Joint and Several Obligations. This Agreement shall be binding upon and inure solely to the benefit of each party and its successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

         Section 7.12 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, all other terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the transactions contemplated hereby, taken as a whole, are not affected in a manner materially adverse to any party hereto.

         Section 7.13 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to any choice of law or conflict of law principles thereof or of any jurisdiction that would cause the application of the law of any jurisdiction other than the State of Texas.

         Section 7.14 Submission to Jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Texas and of the United States of America, in each case located in Harris County, for any litigation arising out of or relating to this Agreement or the transactions contemplated hereby (and agrees not to commence any litigation relating hereto or thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in this Agreement shall be effective service of process for any litigation brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of this Agreement or the transactions contemplated hereby in the courts of the State of Texas or the United States of America, in each case located in Harris County, hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum.

         Section 7.15 Specific Performance; Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the State of Texas or of the United States located in the State of Texas in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, and each party will not attempt to deny or defeat personal jurisdiction or venue in any such court by motion or other request for leave from any such court, this being in addition to any other remedy to which they are entitled at law or in equity.

                IN WITNESS WHEREOF, Buyer, WCA Management, Seller and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                      WCA WASTE CORPORATION


                                      By:
                                          --------------------------------------
                                          Joseph J. Scarano, Jr., Vice President

                                      WCA MANAGEMENT COMPANY, L.P.
                                      By: WCA MANAGEMENT GENERAL, INC.,
                                      ITS GENERAL PARTNER


                                      By:
                                          --------------------------------------
                                          Joseph J. Scarano, Jr., Vice President

                                      WASTE CORPORATION OF AMERICA, LLC


                                      By:
                                          --------------------------------------
                                          William P. Esping
                                      Title:
                                             -----------------------------------


                                      TRANSIT WASTE, LLC
                                      By: WASTE CORPORATION OF AMERICA, LLC,
                                          MEMBER


                                      By:
                                          --------------------------------------
                                          William P. Esping
                                      Title:
                                             -----------------------------------